Exhibit 12.1

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                                              THE SOUTH FINANCIAL GROUP AND SUBSIDIARIES
                                                  RATIO OF EARNINGS TO FIXED CHARGES
                                                  (dollars in thousands) (unaudited)

                                              Nine Months
                                           Ended September 30,                Years Ended December 31,
                                          --------------------  -----------------------------------------------------
                                              2004       2003       2003       2002       2001      2000       1999
                                          ---------------------------------------------------------------------------
Pretax income                             $ 135,611  $  97,825  $ 138,318  $  88,130  $  64,314  $  10,740  $  61,161
Fixed charges:
  Total interest expense                    120,030    102,903    141,537    135,487    197,324    214,403    146,478
  Minority interest in consolidated
    subsidiary                                    -      2,012      2,012      3,250      1,364          -          -
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total fixed charges                   120,030    104,915    143,549    138,737    198,688    214,403    146,478
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------

Income before fixed charges               $ 255,641  $ 202,740  $ 281,867  $ 226,867  $ 263,002  $ 225,143  $ 207,639
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------

Pretax income                             $ 135,611  $  97,825  $ 138,318  $  88,130  $  64,314  $  10,740  $  61,161
Fixed charges:
  Interest on borrowings                     53,232     47,773     65,193     52,629     52,466     49,932     21,703
  Minority interest in consolidated
    subsidiary                                    -      2,012      2,012      3,250      1,364          -          -
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total fixed charges, excluding
        interest on deposits                 53,232     49,785     67,205     55,879     53,830     49,932     21,703
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------

Income before fixed charges,
      excluding interest on deposits      $ 188,843  $ 147,610  $ 205,523  $ 144,009  $ 118,144  $  60,672  $   82,864
                                          ---------  ---------  ---------  ---------  ---------  ---------  ----------

Ratio of earnings to fixed charges:
  Including interest on deposits               2.13x      1.93x      1.96x      1.64x      1.32x      1.05x       1.42x
  Excluding interest on deposits               3.55x      2.96x      3.06x      2.58x      2.19x      1.22x       3.82x


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